EXHIBIT 99.1

Hasbro Completes Sale of Entertainment One Film and Television Business to Lionsgate
Hasbro to Retain Entertainment for Hasbro Brands

PAWTUCKET, R.I.--(BUSINESS WIRE)—December 27, 2023—Hasbro, Inc. (NASDAQ:HAS) announced today that it has completed the sale of its Entertainment One film and TV business to Lionsgate for a purchase price of $375 million in cash, subject to certain purchase price adjustments, plus the assumption by Lionsgate of production financing loans. Today’s announcement underscores Hasbro’s Blueprint 2.0 strategy; Hasbro will continue to develop and produce entertainment based on its rich vault of Hasbro brands.
The sale includes unscripted television production companies Renegade and Daisybeck, as well as Hasbro’s interest in the Canadian film & TV operations of Entertainment One Canada Limited.
In connection with the closing, Hasbro expects to retire approximately $400 million of floating rate debt.
J.P. Morgan and Centerview Partners served as lead financial advisors to Hasbro in the transaction. Cravath, Swaine & Moore LLP, Mayer Brown International LLP and Stikeman Elliott LLP acted as legal counsel to Hasbro and Osler, Hoskin & Harcourt LLP acted as legal counsel to Entertainment One Canada Limited.
About Hasbro
Hasbro is a leading toy and game company whose mission is to entertain and connect generations of fans through the wonder of storytelling and exhilaration of play. Hasbro delivers engaging brand experiences for global audiences through toys, consumer products, gaming and entertainment, with a portfolio of iconic brands including MAGIC: THE GATHERING, DUNGEONS & DRAGONS, Hasbro Gaming, NERF, TRANSFORMERS, PLAY-DOH and PEPPA PIG, as well as premier partner brands.
Hasbro is guided by our Purpose to create joy and community for all people around the world, one game, one toy, one story at a time. For more than a decade, Hasbro has been consistently recognized for its corporate citizenship, including being named one of the 100 Best Corporate Citizens by 3BL Media, one of the World’s Most Ethical Companies by Ethisphere Institute and one of the 50 Most Community-Minded Companies in the U.S. by the Civic 50. For more information, visit https://corporate.hasbro.com.
Hasbro Forward-Looking Statements
Certain statements in this press release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will” and other words and terms of similar meaning. Among other things, these forward-looking statements include statements regarding the intended uses of the proceeds from the sale of the eOne film and television business and expected benefits of the transaction. Hasbro’s actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include those risks detailed from time to time in Hasbro’s filings with the U.S. Securities and Exchange Commission (the “SEC”). The statements contained herein are based on Hasbro’s current beliefs and expectations and speak only as of the date of this press release. Except as may be required by law, Hasbro does not undertake any obligation to make any revisions to the forward-looking statements contained in this press release or to update them to reflect events or circumstances occurring after the date of this press release. You should not place undue reliance on forward-looking statements.
HAS-C